Exhibit 99.2(k)(10)

SERVICE PLAN FOR THE

AMERICAN BEACON APOLLO TOTAL RETURN FUND

ULTRA CLASS SHARES

WHEREAS, the American Beacon Apollo Total Return Fund (the “Trust”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end management investment company that continuously offers shares of beneficial interest of a single series of the same name (the “Fund”) that is operated as an “interval fund” pursuant to Rule 23c-3 under the 1940 Act; and

WHEREAS, the Trust’s Board of Trustees has authorized the Fund to issue a class of shares that has been designated as the Ultra Class; and

WHEREAS, the Trust desires to adopt a Service Plan (“Plan”) with respect to the Ultra Class shares;

NOW, THEREFORE, the Trust hereby adopts this Plan with respect to the Ultra Class shares.

1. The Fund is authorized to pay to American Beacon Advisors, Inc. (“AmBeacon”) and/or to such other entities as approved by the Board, as compensation for shareholder services provided to Ultra Class shareholders by such entities or third parties with whom such entities may contract, an aggregate fee at the rate of up to 0.20% on an annualized basis of the average daily net assets of the Ultra Class shares of the Fund, so long as the Trust has approved this Plan in accordance with the conditions of approval set forth herein. Such fees shall be calculated and accrued daily and paid monthly, quarterly or at such other intervals as shall be determined or ratified by the Board.

2. AmBeacon or any other entity approved by the Board pursuant to paragraph 1, may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in or relate to the servicing of the Fund’s Ultra Class shares, including, but not limited to, the payment to third parties of service, transfer agency or sub-transfer agency fees or expenses.

3. This Plan shall not take effect with respect to the Ultra Class shares of the Fund unless it first has been approved, together with any related agreements, by vote of a majority of the Board, including those Trustees of the Trust who are not “interested persons” of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Trustees”).

4. After approval as set forth in paragraph 3, this Plan shall take effect and continue in full force and effect with respect to the Ultra Class shares of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5. AmBeacon shall provide to the Board, and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Ultra Class shares of the Fund under this Plan and the purposes for which such expenditures were made.

6. This Plan may be terminated with respect to the Ultra Class shares of the Fund at any time by vote of the Board, or by vote of a majority of the Independent Trustees.

7. This Plan may not be amended to increase materially the amount of fees provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for Board approval in paragraph 3 hereof. Any other material amendment to the Plan may not be made unless such amendment is approved in the manner provided for approval in paragraph 3 hereof.

8. The amount of the fees payable by the Fund to ABA or any other authorized entity under paragraph 1 hereof is not related directly to expenses incurred by such entities on behalf of the Fund in providing shareholder services hereunder, and paragraph 2 hereof does not obligate the Fund to reimburse any such entity for such expenses. The fees set forth in paragraph 1 hereof will be paid by the Fund to such entities until the Plan is either terminated or not renewed. If the Plan is terminated or not renewed with respect to the Fund, any shareholder servicing expenses incurred by such entities on behalf of the Fund in excess of payments of the fees specified in paragraph 1 hereof which have been received or accrued through the termination date are the sole responsibility and liability of the entity incurring the expenses, and are not obligations of the Fund.

9. While this Plan is in effect, the Board shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act to the extent applicable.

10. As used in this Plan, the term “interested person” shall have the same meaning as that term has in the 1940 Act.

11. The Trust shall preserve copies of this Plan (including any amendments thereto) and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

12. The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or the Fund under this Plan, and AmBeacon or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

Dated: November 12, 2019